CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-72424 on Form N-1A of our reports dated June 29, 2023, relating to the financial statements and financial highlights of Emerald Finance and Banking Innovation Fund, Emerald Growth Fund, and Emerald Insights Fund, each a series of Financial Investors Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended April 30, 2023, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Other Information About the Funds" and "Financial Statements" in the Statements of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Denver, Colorado
August 15, 2024